Exhibit 4.30

BUSINESS OPERATIONS AGREEMENT

This Business Operations Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (the “PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated November 30, 2012 by and among the following parties:

(1)                                 PARTY A: Renren Games Network Technology Development (Shanghai) Co., Ltd.

Legal Address: Room 276i, No. 668 Shangda Road, Baoshan District, Shanghai, PRC

Legal Representative: He Chuan

(2)                                 PARTY B: Shanghai Renren Games Technology Development Co., Ltd.

Legal Address: Room 257i, No. 668 Shangda Road, Baoshan District, Shanghai, PRC

Legal Representative: He Chuan

(3)                                 PARTY C: He Chuan

PRC Identification Card No.:

Address:

(4)                                 PARTY D: Liu Jian

PRC Identification Card No.:

Address:

(individually, a “Party”, and collectively, the “Parties”)

WHEREAS:

A.                                    Party A is a wholly foreign-owned enterprise registered in the PRC;

B.                                    Party B is a wholly domestic-owned company registered in the PRC and is approved by relevant governmental authorities to engage in the business of providing value-added telecommunications services;

C.                                    Party A and Party B have entered into an Exclusive Technical Support and Technical Services Agreement, dated as of November 30, 2012 pursuant to which Party A shall provide certain technical services to Party B (the “Technical Service Agreement”); and

D.                                    Party C and Party D own 70% and 30%, respectively, of the equity interest of Party B.

THEREFORE, through friendly negotiation in the principle of equality and common interest, the Parties hereby jointly agree to abide by the following:

1.                                      Negative Undertakings

In order to ensure Party B’s performance of its obligations pursuant to the Technical Service Agreement, Party B together with its shareholders Party C and Party D, hereby jointly confirm and agree that unless Party B has obtained the prior written consent of Party A or another party appointed by Party A, Party B shall not enter into any transaction which may materially affect its assets, obligations, rights or operations, including but not limited to the following:

1.1                               To conduct any business that is beyond the normal business scope;

1.2                               To borrow money or incur any debt from any third party;

1.3                               To change or dismiss any directors or to dismiss and replace any senior management members;

1.4                               To sell to or acquire from any third party any assets or rights, including but not limited to any intellectual property rights;

1.5                               To guarantee or secure the obligations of any third party with its assets or intellectual property rights or to create any encumbrance over its assets in favor of any third party;

1.6                               To amend the articles of association of Party B (the “Articles”) or to change its business scope;

1.7                               To change the normal business process or modify any material policy of Party B;

1.8                               To assign any of the rights or obligations under this Agreement herein to any third party;

1.9                               To adjust materially its business operating models, marketing strategies, operating guidance or client relationships; or

1.10                        To declare any dividend in any way.

2.                                      Management of Operation and Arrangements of Human Resource

2.1                               Party B, together with its shareholders Party C and Party D, hereby jointly agree to accept and strictly execute the proposals provided by Party A from time to time in respect of the employment and dismissal of Party B’s employees and the daily business management and financial management of Party B.

2.2                               Party B, together with its shareholders Party C and Party D, hereby jointly and severally agree that Party C and Party D shall only appoint the individuals designated by Party A as the Executive Director or Directors of the Board of Directors of Party B in accordance with the procedures required by the applicable laws and regulations and the Articles, and shall cause such Executive Director or Director of the Board of Directors of Party B to appoint the individuals designated by Party A as Party B’s General Manager, Chief Financial Officer, and other senior officers.

2.3                               If any of the officers referenced in Section 2.2 hereof resigns or is dismissed by Party A, Party B, Party C and Party D shall appoint or cause the appointment of another candidate designated by Party A to assume such position(s).

2.4                               For the purpose of the above-mentioned Section 2.3, Party B, Party C and Party D shall take all necessary internal or external steps to effect the above appointments or dismissals in accordance with relevant laws and regulations, the Articles and this Agreement.

2.5                               Each of Party C and Party D hereby agrees simultaneously with the execution of this Agreement, to execute a Proxy Agreement and Power of Attorney, in the form attached hereto as Exhibit A, pursuant to which each of Party C and Party D shall authorize the person(s) designated by Party A to exercise his or her shareholders’ rights, including the full voting right of a shareholder at Party B’s shareholders’ meetings. Each of Party C and Party D further agrees to replace the authorized person appointed according to the above mentioned Power of Attorneys at any time in accordance with the requests of Party A.

3.                                      Other Agreements

3.1                               Each of Party C and Party D further agrees that he/she shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party B to, declare any dividends or distribute any profits, funds, assets or property to the shareholders of Party B or any of its affiliates; provided, however, if such dividends or other distributions are distributed to Party C and/or Party D from Party B,  Party C and/or Party D shall immediately and unconditionally pay or transfer to Party A any dividends or other distributions in whatsoever form obtained from Party B, after having deducted and paid any and all relevant taxes and expenses applicable to such shareholder as a result of his/her receipt of such dividends or other distributions.

3.2                               Party A shall indemnify Party C and Party D from any liabilities, costs or losses (including but not limited to any and all legal expenses) incurred by Party C and/or Party D arising by reason of his/her performance of his/her obligations under this Agreement and as a shareholder of Party B, provided that such actions are taken in good faith and are not contrary to the best interests of Party A or Party B.

3.3                               To ensure that Party B has sufficient funds to support its operations and/or to set off any loss accrued during such operations, Party A may  provide financing support to Party B from time to time at Party A’s sole discretion. Party A’s financing support for Party B may take the form of bank entrusted loans or borrowings. Contracts for any such entrusted loans or borrowings shall be executed separately.

4.                                      Entire Agreement and Modifications

4.1                               This Agreement together with all the other agreements and/or documents mentioned or specifically included in this Agreement, to which any Party is a party thereunder (where applicable), constitute the entire agreement and understanding among the Parties with respect to the business operations of Party B and supersedes all the other prior oral and written agreements, contracts, understandings and communications among all the parties involving the subject matters of this Agreement.

4.2                               This Agreement shall only be amended by a written instrument executed by each Party hereto. The amendment and supplement duly executed by each Party hereto shall form part of this Agreement and shall have the same legal effect as this Agreement.

5.                                      Governing Law

The execution, validity, performance, interpretation and disputes of this Agreement shall be governed by and construed in accordance with the PRC laws.

6.             Dispute Resolution

6.1                               The Parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation in good faith. In case no settlement can be reached through friendly consultation, each Party can submit such matter to the Beijing headquarters of the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with the then current rules of CIETAC. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon all the Parties. This article shall not be affected by the termination or elimination of this Agreement.

6.2                               During the process of the dispute resolution, each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the subject matters in dispute.

7.                                      Notice

7.1                               Any notice that is given by the Parties hereto for the purpose of performing the rights and obligations hereunder shall be in written form. Where such notice is delivered personally, the actual delivery time is regarded as notice time; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice (i) does not reach the addressee on a business day or (ii) reaches the addressee after the business hours, the next business day following such day is the date of notice. The written form includes facsimile and telex.

7.2                               Any notice or other correspondence hereunder provided shall be delivered to the following addresses in accordance with the above terms:

PARTY A	:	Renren Games Network Technology Development (Shanghai)Co., Ltd.
Address	:	Room 276i, No. 668 Shangda Road, Baoshan District, Shanghai, PRC
Tele	:	+86-21-6073-3049
Addressee	:	He Chuan

PARTY B	:	Shanghai Renren Games Technology Development Co., Ltd.
Address	:	Room 257i, No. 668 Shangda Road, Baoshan District, Shanghai, PRC
Tele	:	+86-21-6073-3049
Addressee	:	He Chuan

PARTY C	:	He Chuan
Address	:
Fax	:	+86-10-6436-3832
Tele	:	+86-10-8448-1818

PARTY D	:	Liu Jian
Address	:
Fax	:	+86-10-51085666
Tele	:	+86-10-84481818

8.                                      Effectiveness, Term and Others

8.1                               This Agreement shall be effective upon its being signed by the Parties hereunder (the “Effective Date”).

8.2                               This Agreement shall be executed by a duly authorized representative of each Party on the date first written above and become effective as of the Effective Date. The term of this agreement is ten years unless terminated earlier in accordance with the relevant provisions herein. This Agreement will extend automatically for another ten year period except where Party A provides a written notice stating its intention not to extend this Agreement three months prior to the expiration of the initial ten years term of this Agreement.

8.3                               Party B, Party C and Party D shall not terminate this Agreement within the terms of this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a prior written notice to Party B, Party C and Party D thirty (30) days before the termination.

8.4                               In case any terms and stipulations in this Agreement are regarded as illegal or can not be performed in accordance with the applicable laws, they shall be deemed to be deleted from this Agreement and lose their effect and this Agreement shall be treated as if they did not exist from the very beginning. However, the remaining stipulations will remain effective. Each Party shall replace the deleted stipulations with lawful and effective stipulations, which are acceptable to each Party, through mutual negotiation.

8.5                               Any failure or delay on the part of any Party to exercise any rights, powers or privileges hereunder shall not operate as a waiver thereof. Any single or partial exercise of such rights, powers or privileges shall not preclude any further exercise of such rights, powers or privileges.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PARTY A: Renren Games Network Technology Development (Shanghai) Co., Ltd.

(Company Seal)

/seal/

By:	/s/ He Chuan
Authorized Representative: He Chuan

PARTY B: Shanghai Renren Games Technology Development Co., Ltd.

(Company Seal)

/seal/

By:	/s/ He Chuan
Authorized Representative: He Chuan

PARTY C: He Chuan

By:	/s/ He Chuan

PARTY D: Liu Jian

By:	/s/ Liu Jian

[SIGNATURE PAGE TO BUSINESS OPERATIONS AGREEMENT]

EXHBIIT A

FORM OF PROXY AGREEMENT AND POWER OF ATTORNEY